Exhibit 10.48

AGREEMENT

This Agreement (“Agreement”), dated as of August 4, 2023 (the “Effective Date”), is made by and between Herbalife Ltd., a Cayman Islands exempted company incorporated with limited liability (“Herbalife” or the “Company”), Global Sales Strategies Inc., a Florida corporation (“Global Sales”), and Stephan Paulo Gratziani (“Gratziani”).

RECITALS

WHEREAS, Global Sales and Herbalife International of America, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“HIAI”), are parties to that certain Corporate Distributorship Agreement, dated March 6, 2023 (together with the Application of Distributorship, the TAB Team Acknowledgement, the Herbalife Sales & Marketing Plan and Business Rules, and all other publications, communications and announcements provided to Global Sales by HIAI, as they each may be modified, supplemented or replaced, the “Distributorship Agreement”), pursuant to which Global Sales is a Distributor that operates an Herbalife independent business (the “Distributorship”) and is entitled to, among other things, all rights and interests under the Distributorship Agreement, including the right to receive any wholesale profit, royalty overrides, production bonus and the Mark Hughes bonus under the Herbalife Sales & Marketing Plan and Business Rules (the “Marketing Plan Payouts”);

WHEREAS, Global Sales generates annual Marketing Plan Payouts of approximately $5,000,000.

WHEREAS, Gratziani is the sole shareholder of Global Sales;

WHEREAS, the Company wishes to engage the services of Gratziani in the position of Chief Strategy Officer of the Company;

WHEREAS, the Company’s Conflict of Interest Policy (the “Conflicts of Interest Policy”) prohibits its employees (including employees of its subsidiaries) and its employees’ spouses from being Herbalife Independent Distributors (a “Distributor”) and prohibits, except under very limited circumstances, conducting business or contracting with Distributors (or companies with financial ties to one or more Distributors);

WHEREAS, in order to comply with the Conflicts of Interest Policy as an employee, Gratziani shall suspend any and all activities and relinquish any and all rights, privileges, business association and operation as a Distributor, including indirectly as a sole shareholder of Global Sales;

WHEREAS, as a condition precedent for Gratziani to accept the position of Chief Strategy Officer of the Company, and in consideration for Global Sales to suspend operation of the Distributorship during the term of this Agreement and to waive all of its rights, privileges, and interests under the Distributorship Agreement, including among other things, any Marketing Plan Payout to which it would be entitled during the term of Gratziani’s employment with the Company, the Company has agreed to make available to Global Sales and Gratziani an amount equal to $9,753,994 in the aggregate, to be paid in time-based stock appreciation rights (“SARs”) to Gratziani and in cash to Global Sales in accordance with the terms and conditions of this Agreement; and

WHEREAS, as part of the foregoing contemplation, the Distributorship will be placed in a Waive and Lock status (as defined below).

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.
Suspension of Global Sales’ Rights under Distributorship Agreement.
1.1
Suspension as Distributor During Term. Gratziani and Global Sales agree that during the Term (as defined below) Global Sales shall suspend its operations of the Distributorship and, in connection therewith, neither Gratziani nor Global Sales shall (and Gratziani shall cause his spouse to not), directly or indirectly engage or participate in any business activities or affairs of the Distributorship, including without limitation, conduct business or contract with any other Distributor (or companies with financial ties to one or more Distributors) for Company goods or services.
1.2
Waiver of Distributorship Rights. During the period commencing on the Effective Date and ending on December 31, 2025 (the “Payout Suspension Period”), Global Sales waives and shall not receive any and all rights to, and interest in, any Marketing Plan Payout (the “Waived Payout”) or other Distributor benefits including but not limited to Distributor recognitions, vacations, or gifts that otherwise would have been payable to Global Sales as a Distributor under the Distributorship Agreement. For the avoidance of doubt, during the Payout Suspension Period, the Company shall retain and have all rights to and interest in Waived Payout otherwise due to Global Sales under the Distributorship Agreement, and at the end of the Payout Suspension Period, the waiver set forth under this Section 1.2 shall cease.
1.3
Resumption of Marketing Plan Payouts after Payout Suspension Period. For the period beginning on January 1, 2026 and ending on December 31, 2026 (the “Payout Resumption Period”), Global Sales shall be entitled to any and all benefits, privileges under, rights to and interest in the Distributorship Agreement, including without limitation, any and all rights to, and interest in, any Marketing Plan Payout otherwise earned after January 1, 2026, provided, however, that (i) each of Gratziani and Global Sales shall continue to be subject to the restrictions set forth in Section 1.1 hereof and remain in the Waive and Lock status as set forth in Section 1.5 hereof for the remainder of the Term, and (ii) in no event will Global Sales or Gratziani be entitled to any Waived Payout.
1.4
Reinstatement as Distributor After Term. Upon expiration of the Term as set forth in Section 3 hereof, Global Sales’ status as a Distributor shall resume, and all of its benefits, privileges under, rights to and interest in the Distributorship shall be reinstated as they were immediately prior to the Effective Date, provided, for the avoidance of doubt, in no event will Global Sales or Gratziani be entitled to any Waived Payout.
1.5
Waive and Lock. During the Term, the Distributorship shall be placed on “Waive and Lock” status. While on “Waive and Lock,” per the Company’s existing policy and procedure, any Total Documented Volume required to earn under the Marketing Plan shall be waived, and no person or entity, including the Company, Global Sales and/or Gratziani, shall be permitted or required to operate the Distributorship.
2.
Consideration.
2.1
Time-based Stock Appreciation Rights Inducement Grant. In consideration for Gratziani entering into this Agreement and as a material inducement to agreeing to become employed by the Company, the Company shall grant to Gratziani time-based stock appreciation rights

(“SARs”) in an amount valued at $5,000,000, subject to applicable tax withholdings, payable as follows:
(a)
As soon as permitted pursuant to the Company’s policy and practice following the Effective Date, the Company shall grant Gratziani SARs with a grant date fair value equal to $5,000,000, with such SARs subject to the vesting conditions set forth under Section 2.1(b) below. The SARs shall be granted outside of the Company’s 2023 Stock Incentive Plan (the “Plan”). The SARs will be granted in compliance with NYSE Listed Company Manual Rule 303A.08 as a material inducement to Gratziani entering into employment with the Company. The Company shall establish the “Base Price” for SARs, provided, that in no event will the Base Price be less than the Fair Market Value (as defined in the Plan) of one share of Common Stock (as defined in the Plan) as of the grant date. The SARs shall have a term of ten years from the date of grant and any SARs that vest pursuant to Section 2.1(b) below shall remain outstanding and exercisable for the full ten-year term.
(b)
Fifty-percent (50%) of the SARs shall vest and become exercisable on the first anniversary of the Effective Date and the remaining fifty-percent (50%) of the SARs shall vest and become exercisable on the second anniversary of the Effective Date, provided, that upon a termination of Gratziani’s employment for any reason, any SARs that are outstanding and unvested shall immediately vest upon such termination of employment.
(c)
For the avoidance of doubt, the SARs shall be subject to the terms and conditions specified in the award agreement entered into by Gratziani to evidence the grant of the SARs (the “Award Agreement”), and the Company’s insider trading policy.
2.2
Payment for Waived Payout. In consideration for Global Sales entering into this Agreement and waiving its rights and interest under the Distributorship Agreement, including waiving its rights to any Waived Payout, and for the Company to retain and have all rights to and interest in Waived Payout otherwise due to Global Sales under the Distributorship Agreement, the Company shall pay Global Sales an amount equal to $4,753,994 that will be payable as follows: (i) $3,000,000 payable in a single lump sum cash payment within 10 days following the Effective Date (the “First Cash Payment”); (ii) $1,000,000 (the “Second Cash Payment”) in a single lump sum cash payment within 10 days following the first anniversary of the Effective Date and (iii) $753,994 (the “Third Cash Payment”) in a single lump sum cash payment within 10 days following the second anniversary of the Effective Date.
3.
Term. The term of this Agreement will begin on the Effective Date and will end on December 31, 2026 (the “Term”); provided, however, that at all times Gratziani’s employment with the Company shall be on an “at will” basis, meaning Gratziani or the Company may terminate it at any time for any or no reason.
4.
Representations and Warranties of the Company; No Assumption of Liabilities. The Company hereby represents and warrants to Gratziani and Global Sales as of the Effective Date as follows:
4.1
Organization and Standing. The Company is a Cayman Islands exempted company duly incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands and has all requisite corporate power and authority to carry on its business as now being conducted.

4.2
Authorization; Enforceability. The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to otherwise carry out its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its Board of Directors or its shareholders. This Agreement has been (or upon delivery will have been) duly executed by the Company and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.
4.3
No Conflicts; No Violation. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby do not conflict with or result in a violation of any provision of the Company’s Amended and Restated Memorandum and Articles of Association. Except as specifically contemplated by this Agreement and as required under the Securities Act of 1933, as amended, and any applicable state securities laws or any listing agreement with any securities exchange or automated quotation system, the Company is not required to obtain any consent, authorization or order of (other than those obtained on or prior to the date hereof), or make any filing or registration with, any court or governmental agency or any regulatory or self-regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof.
5.
Representations and Warranties of Gratziani and Global Sales.
5.1
No Other Entitlement to Rights to and Interest in the Distributorship. No other person has any rights to or interests in the Distributorship other than Global Sales. Gratziani is the sole shareholder of Global Sales.
5.2
Organization and Standing. Global Sales is a corporation duly incorporated, validly existing and in good standing under the laws of Florida and has all requisite corporate power and authority to carry on its business as now being conducted.
5.3
Authorization; Enforcement. Each of Gratziani and Global Sales has all requisite power and authority to enter into and to perform his or its, as applicable, obligations under this Agreement, to consummate the transactions contemplated hereby and to otherwise carry out his or its, as applicable, obligations hereunder. The execution, delivery and performance of this Agreement by Global Sales and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Global Sales and no further action is required by Global Sales, its Board of Directors or its shareholders. This Agreement has been (or upon delivery will have been) duly executed by each of Gratziani and Global Sales and, when delivered in accordance with the terms hereof and thereof, will constitute the valid and binding obligation of each of Gratziani and Global Sales, enforceable against each of them in accordance with its terms.
5.4
Advice of Counsel. Each of Gratziani and Global Sales has freely and voluntarily entered into this Agreement with the advice of legal counsel of his and its choosing, or has knowingly waived the right to do so.

5.5
Tax Reporting and Advisors. Each of Gratziani and Global Sales has reviewed with his or its own tax advisors, as applicable, the U.S. federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. With respect to such matters, each of Gratziani and Global Sales relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral. Each of Gratziani and Global Sales understands that he or it, as applicable, and not the Company, shall be responsible for his or its, as applicable, own tax liability that may arise as a result of the transactions contemplated by this Agreement. Neither Company nor any of its affiliates is guaranteeing or will have any liability to Gratziani and Global Sales in respect of the tax treatment of the transactions contemplated hereby.
6.
Indemnification. Each party hereby agrees to defend, indemnify and hold harmless each other, and, as applicable, the other party’s affiliates, subsidiaries, employees, officers, directors, shareholders, attorneys and agents, from and against any and all third-party claims, and any and all losses, liabilities, demands and expenses whatsoever, including, without limitation, reasonable attorneys’ fees and costs, arising out of or in connection with any breach by the indemnifying party of its representations, warranties, covenants or obligations or any negligent or wrongful act of or by such party in the performance of its duties under this Agreement or, in the case of Gratziani and Global Sales, arising out of the Distributorship or any tax liabilities or withholding obligations imposed on the Company in connection with payments made to Global Sales under Section 2.2.
7.
Miscellaneous.
7.1
Governing Law; Jurisdiction. This Agreement is to be construed in accordance with and governed by the internal laws of the State of California (as permitted by Section 1646.5 of the California Civil Code or any similar successor provision) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of California to the rights and duties of the parties.
7.2
Dispute Resolution. Subject only to Section 7.3, all disputes, controversies or differences (“Disputes”) which may arise between the parties in connection with this Agreement will be settled finally by arbitration, in accordance with the then-current commercial arbitration rules of the American Arbitration Association (the “Rules”), conducted in Los Angeles, California in the English language. All Disputes will be decided by a single neutral arbitrator selected in accordance with the Rules. The parties will be entitled to conduct discovery, and the arbitrator will be empowered to make decisions under California law on any and all discovery matters, including without limitation, decisions regarding the availability, timing and scope of discovery. The decision of the arbitrator will be conclusive, final and binding upon the parties. Judgment upon the arbitral award may be entered in any court having jurisdiction over the parties or their assets. The arbitrator will have the authority to award equitable relief, damages, costs and fees as a court of law would have for the particular claim(s) asserted. The prevailing party in any arbitration will be entitled to reimbursement of its costs, including court and arbitration costs and expert witnesses’ and reasonable attorneys’ fees and costs.
7.3
Equitable Relief. Gratziani and Global Sales acknowledge and agree that (a) their breach or threatened breach of any of their obligations under Section 1.1 would give rise to irreparable harm to the Company for which monetary damages would not be an adequate remedy and (b) if their breach or a threatened breach of any such obligations occurs, the Company will, in addition to any and all other rights and remedies that may be available to it at law, at equity, or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to (i) post a bond or other security, or (ii) prove actual damages or that monetary damages will not afford an adequate remedy. Gratziani and Global Sales agree that neither shall oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 7.3.
7.4
Severability of Provisions. In the event that any provision of this Agreement should ever be adjudicated by a court of competent jurisdiction to be unenforceable, then such provision shall be deemed reformed to the maximum extent permitted by applicable law, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of any other provision of this Agreement.
7.5
Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the subject matter hereof and this Agreement supersedes (and may not be contradicted by, modified or supplemented by) any prior or contemporaneous agreement, written or oral, with respect thereto. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
7.6
Amendments; Waivers. This Agreement may not be modified or amended except by an instrument in writing, signed by Gratziani and a duly authorized representative of the Company. No waiver of any of the provisions of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be construed as a further, continuing, or subsequent waiver of any such provision or as a waiver of any other provision of this Agreement. No failure to exercise and no delay in exercising any right, remedy or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
7.7
Notices. Any notices required or permitted to be given under the terms of this Agreement must be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by electronic transmission and will be effective five days after being placed in the mail, if mailed by regular

U.S. mail, or upon receipt, if delivered personally, by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications are:

If to the Company:

c/o Herbalife International of America, Inc. 800 West Olympic Blvd. Suite 406

Los Angeles, California 90015 Attention: General Counsel

If to Gratziani or Global Sales, to the address on file in the Company’s records Each party will provide written notice to the other parties of any change in its address.

7.8
Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding the foregoing, except as otherwise prohibited by applicable law, in the event of Gratziani’s eventual death, his rights under this Agreement, subject to obligations herein, shall automatically transfer to his spouse, trust, or, if none, then to his estate pursuant to his instructions.
7.9
No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.
7.10
Survival. The representation and warranties in Section 5 and any respective obligations of the parties hereunder which by their nature would continue beyond the termination, cancellation or expiration of this Agreement will survive such termination, cancellation or expiration.
7.11
Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.
7.12
Counterparts; Signatures by Electronic Transmission. This Agreement may be executed in two or more counterparts, all of which are considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other parties. This Agreement, once executed by a party, may be delivered to the other parties hereto by electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.
7.13
Section 409A. This Agreement is intended to comply with, or be exempt from, from the requirements of Section 409A of the of the Internal Revenue Code and, accordingly, to the maximum extent permitted, this Agreement will be interpreted to comply with, or be exempt from, Section 409A of the Code. The Company may amend this Agreement as may be necessary to fully comply with, or be exempt from, Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder.
7.14
Withholding. Notwithstanding any other provision in this Agreement, the Company and its affiliates shall have the right to deduct and withhold (or cause to be deducted and withheld) from any amounts required to be paid pursuant to this Agreement such amounts as it determines it is required to withhold or deduct under the Internal Revenue Code of 1986 (as amended) or any provision of applicable state, local or non-U.S. Law with respect to the making of such payment. Any amounts deducted or withheld shall be treated for all purposes of this Agreement as having been paid pursuant to the term of this Agreement. Consistent with the Plan, at the election of the Company, applicable tax withholdings may be accomplished through the means set forth in Section 18 of the Plan including, without limitation, by: (i) withholding shares to which Gratziani are entitled in an amount necessary to satisfy applicable federal, state, local or foreign income and employment tax withholding obligations; (ii) tendering previously-owned shares to satisfy the applicable federal, state, local, or foreign income and employment tax withholding obligations; (iii) a broker-assisted “cashless” transaction; or (iv) personal check or other acceptable cash equivalent.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

HERBALIFE LTD.

By:	/s/ Alex Amezquita
	Name:	Alex Amezquita
	Title:	Chief Financial Officer

GLOBAL SALES STRATEGIES INC.

By:	/s/ Stephan Paulo Gratziani
	Name:	Stephan Paulo Gratziani
	Title:	President
/s/ Stephan Paulo Gratziani
Stephan Paulo Gratziani